As filed with the Securities and Exchange Commission on July 2, 2010
Registration No. 333-[     ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WEATHERFORD INTERNATIONAL LTD.
(Exact name of registrant as specified in its charter)

Switzerland (State or other jurisdiction of incorporation or organization)	98-0606750 (I.R.S. Employer Identification Number)

4-6 Rue Jean-Francois Bartholoni, 1204 Geneva, Switzerland (Address of Principal Executive Offices)	N/A (Zip Code)
Weatherford International Ltd. 2010 Omnibus Incentive Plan
(Full title of the plan)
Joseph C. Henry
Weatherford International Ltd.
515 Post Oak Blvd., Suite 600
Houston, Texas 77027
(713) 693-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b- 2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
	Amount to be	offering price per	aggregate offering	Amount of
Title of securities to be registered	registered	share(1)	price(1)	registration fee
Registered Shares, par value 1.16 Swiss francs per share	10,144,000 (2)	$13.405	$135,980,320	$9,696

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 and based upon the average of the high and low sales prices of a Registered Share as reported by the New York Stock Exchange, Inc. on June 30, 2010.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement covers an indeterminable number of additional securities as may be offered or issued as a result of the anti-dilution provisions of the Weatherford International Ltd. 2010 Omnibus Incentive Plan.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by Weatherford International Ltd., a Swiss joint-stock corporation (the “Registrant”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:
     • The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009, as amended;
     • The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;
     • The Registrant’s Current Reports on Form 8-K (other than information furnished rather than filed), filed with the Commission on January 26, 2010, March 23, 2010, March 31, 2010, April 9, 2010, April 13, 2010, April 20, 2010, May 13, 2010, May 24, 2010, June 23, 2010 and June 28, 2010; and
     • The description of the Registrant’s registered shares, par value 1.16 Swiss francs per share, contained in the Registrant’s Current Report on Form 8-K filed with the Commission on February 26, 2009, including any amendment or report filed for the purpose of updating such description.
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of the filing hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in this Registration Statement or in a document incorporated or deemed incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
     The Registrant is a Swiss joint-stock corporation. The Registrant believes, based on the interpretation of leading Swiss legal scholars, which is a persuasive authority in Switzerland, that under Swiss law the Registrant may indemnify its directors and officers unless the indemnification results from a breach of their duties that constitutes gross negligence or intentional breach of duty of the director or officer concerned. The Registrant’s articles of association make indemnification of directors and officers and advancement of expenses to defend claims against directors and officers mandatory on the part of the Registrant to the fullest extent allowed by law. Under the Registrant’s articles of association, a director or officer may not be indemnified if such person is found, in a final judgment or decree not subject to appeal, to have committed an intentional or grossly negligent breach of his or her statutory duties as a director or officer.

     Swiss law permits the Registrant, or each director or officer individually, to purchase and maintain insurance on behalf of such directors and officers. The Registrant has obtained such insurance. The Registrant has also entered into indemnification agreements with each of its directors and executive officers that provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitee’s receipt of such benefits. The agreements provide that the Registrant will indemnify each such director and executive officer, except in case of gross negligence or willful intent. The agreements provide that expense advancement is provided subject to an undertaking by the indemnitee to repay amounts advanced if it is ultimately determined that he is not entitled to indemnification. The disinterested members of the board of directors of the Registrant or an independent counsel will determine whether indemnification payment should be made in any particular instance. In making such determination, the board or the independent counsel, as the case may be, must presume that the indemnitee is entitled to such indemnification, and the Registrant has the burden of proof in seeking to overcome such presumption. If the board or the independent counsel determines that the director or executive officer is not entitled to indemnification, the agreements provide that such person is entitled to seek an award in arbitration with respect to his right to indemnification under his agreement.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

4.1	Articles of Association of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 23, 2010)

4.2	Organizational Regulations of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on February 26, 2009)

4.3	Weatherford International Ltd. 2010 Omnibus Incentive Plan (incorporated by reference to Annex C to the Registrant’s Proxy Statement filed on May 13, 2010)

5.1*	Opinion of Baker & McKenzie Geneva

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Baker & McKenzie Geneva (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on the signature pages to this Registration Statement )

*	Filed with this Registration Statement.
Item 9. Undertakings.
a.	The undersigned Registrant hereby undertakes:
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
b.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 30, 2010.

WEATHERFORD INTERNATIONAL LTD.
/s/ BERNARD J. DUROC-DANNER
Bernard J. Duroc-Danner
President, Chief Executive Officer, Chairman of the Board and Director (Principal Executive Officer)

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Bernard J. Duroc-Danner and Joseph C. Henry, or any of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, in connection with this Registration Statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the Registrant any and all amendments or supplements (including any and all stickers and post-effective amendments) with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self regulatory body, granting said attorneys-in-fact and agents, and any of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BERNARD J. DUROC-DANNER Bernard J. Duroc-Danner	President, Chief Executive Officer, Chairman of the Board and Director (Principal Executive Officer)	June 30, 2010

/s/ ANDREW P. BECNEL Andrew P. Becnel	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	July 1, 2010

/s/ CHARLES E. GEER, JR. Charles E. Geer, Jr.	Vice President – Financial Reporting (Principal Accounting Officer)	June 30, 2010

/s/ NICHOLAS F. BRADY Nicholas F. Brady	Director	June 30, 2010

/s/ DAVID J. BUTTERS David J. Butters	Director	June 30, 2010

Signature	Title	Date

Samuel W. Bodman, III	Director

William E. Macaulay	Director

/s/ ROBERT B. MILLARD Robert B. Millard	Director	June 30, 2010

/s/ ROBERT K. MOSES, JR. Robert K. Moses, Jr.	Director	June 30, 2010

Guillermo Ortiz	Director

Emyr Jones Parry	Director

/s/ ROBERT A. RAYNE Robert A. Rayne	Director	June 30, 2010

EXHIBIT INDEX

4.1	Articles of Association of the Registrant (incorporate by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 23, 2010)

4.2	Organizational Regulations of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on February 26, 2009)

4.3	Weatherford International Ltd. 2010 Omnibus Incentive Plan (incorporated by reference to Annex C to the Registrant’s Proxy Statement filed on May 13, 2010)

5.1*	Opinion of Baker & McKenzie Geneva

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Baker & McKenzie Geneva (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on the signature pages to this Registration Statement)

*	Filed with this Registration Statement.